UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2026

Universal Logistics Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	0-51142	38-3640097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12755 E. Nine Mile Road
Warren, Michigan		48089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 586 920-0100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 1, 2026, Universal Logistics Holdings, Inc. (the “Company”) issued a press release announcing its financial and operating results for the thirteen weeks ended April 4, 2026, a copy of which is furnished as Exhibit 99.1 to this Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer and Treasurer

As previously disclosed in the Current Report on Form 8-K filed by the Company on April 8, 2026, Michael H. Rogers was appointed to serve as Chief Financial Officer and Treasurer of the Company, effective June 1, 2026.

On April 29, 2026, the Company’s subsidiary, Universal Management Services, Inc., entered into an employment agreement (the “Employment Agreement”) with Mr. Rogers in connection with his appointment as the Company’s Chief Financial Officer and Treasurer. The Employment Agreement provides that Mr. Rogers’ employment will commence on June 1, 2026 (the “Effective Date”).

Under the Employment Agreement, effective as of the Effective Date, Mr. Rogers will receive an annual base salary of $425,100, which, subject to his continued employment with the Company, will increase to $500,000 in June 2027. Mr. Rogers will also be eligible to participate in the Company’s annual cash incentive compensation program and, for 2026, will be eligible to receive a minimum cash bonus of $300,000, payable in October 2026, subject to his continued employment through the applicable payment date.

In addition, effective as of the Effective Date, Mr. Rogers will be eligible to receive a restricted stock award with an aggregate grant date value of approximately $127,500, which is expected to vest over a four-year period, with 25% vesting on each anniversary of the grant date, subject to Mr. Rogers’ continued employment. The restricted stock award will be granted under the Universal Logistics Holdings, Inc. 2024 Equity Incentive Plan and will be subject to the terms of such plan and a separate restricted stock award agreement between the Company and Mr. Rogers.

Mr. Rogers will also be entitled to participate in the Company’s employee benefit plans and programs generally available to senior executives of the Company, including health, dental, vision, disability, life insurance and paid time off benefits.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Audit Committee Appointment

On April 29, 2026, the Board of Directors appointed Michael A. Regan to serve as a member of the Audit Committee, effective immediately. Mr. Regan has served as a director of the Company since 2013. The Board of Directors has determined that Mr. Regan is independent under the applicable listing standards of The Nasdaq Stock Market LLC and qualifies as an audit committee financial expert. There are no arrangements or understandings between Mr. Regan and any other person pursuant to which he was selected as a member of the Audit Committee, and there are no transactions involving Mr. Regan that would require disclosure under Item 404(a) of Regulation S-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on April 29, 2026. At the Annual Meeting, the stockholders elected 9 directors to serve as the Board of Directors until the next Annual Meeting of Stockholders, approved on an advisory basis the 2025 compensation awarded to our named executive officers, and ratified the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the calendar year 2026. Final vote tabulations are indicated below:

Proposal No. 1: Election of Directors

Nominee	For	Withheld
Grant E. Belanger	23,885,723	2,018,353
Frederick P. Calderone	20,633,906	5,270,170
Clarence W. Gooden	25,493,027	411,049
Marcus D. Hudson	24,051,648	1,852,428
Matthew J. Moroun	20,431,071	5,473,005
Matthew T. Moroun	20,108,850	5,795,226
Tim Phillips	20,296,799	5,607,277
Michael A. Regan	25,243,141	660,935
H.E. “Scott” Wolfe	20,640,086	5,263,990

There were 196,327 broker non-votes with respect to this proposal.

Proposal No. 2: Non-binding advisory vote to approve the compensation of the Company’s named executive officers

For	Against	Abstain
25,683,675	176,542	43,859

There were 196,327 broker non-votes with respect to this proposal.

Proposal No. 3: Ratification of the Company’s independent registered public accounting firm for 2026

For	Against	Abstain
26,082,205	3,591	14,607

Item 7.01 Regulation FD Disclosure.

On May 1, 2026, the Company issued a press release announcing that our Board declared a cash dividend of $0.105 per share of common stock. The dividend is payable on July 1, 2026 to stockholders of record on June 1, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

10.1	Employment Agreement between Universal Management Services, Inc. and Michael Rogers
99.1	Press Release dated May 1, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date:	May 1, 2026	By:	/s/ Steven Fitzpatrick
Steven Fitzpatrick Secretary